UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporations)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street, NW, Washington, DC	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 19, 2013, the Board of Directors of CoStar Group, Inc. (the “Company”) approved the Third Amended and Restated Bylaws for the Company effective immediately. The Board amended Section 7 of Article II of the Company’s Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard. A plurality voting standard would continue to apply in the event of a contested director election. In connection with the proposed amendment to the Bylaws, the Board also adopted a director resignation policy consistent with the majority voting standard. The policy provides that an incumbent director who does not receive the requisite majority of the votes cast for his or her election shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will then recommend to the Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. In making its decision, the Board may consider any factors or information that it considers relevant. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the election results.

The foregoing description of the changes to the Company’s Bylaws is qualified in its entirety by reference to the complete text of the Third Amended and Restated Bylaws, which are attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01. Other Events.

On September 19, 2013, the Board of Directors of the Company approved a stock ownership policy for non-employee directors. The policy requires each of the Company's non-employee directors to attain a minimum ownership position equal to five times the Company's annual, standard director cash retainer. The policy is effective as of September 19, 2013, and provides for a transition period for the non-employee directors to achieve the ownership requirement.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.        Description

Exhibit 3.1        Third Amended and Restated Bylaws of CoStar Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By: /s/ Brian J. Radecki
Date: September 24, 2013
Name: Brian J. Radecki
Title: Chief Financial Officer

Exhibit Index

Exhibit 3.1	Third Amended and Restated Bylaws of CoStar Group, Inc.